Conference Call Script
2nd Quarter 2022 Results
Tuesday, July 26, 2022
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Gary, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly and six month period ended June 30, 2022.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.

Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 2nd quarter 2022 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.

A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 15 to 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, [insert facilitator name].

Good morning and thank you for joining our call today.

Earlier this morning, we announced net income of $24.9 million and diluted earnings per share of $0.88 for the second quarter. This is an improvement over the linked quarter and the prior year quarter.

•Our net income nearly doubled during the first half of 2022, compared to 2021.
◦And, our net income for the first half of 2022 was more than our net income for the full year of 2021.
◦We benefitted from our recent acquisitions and organic growth.
•We had positive operating leverage compared to the linked quarter, prior year quarter and first six months of 2021.
•Our net interest income was up 13% compared to the linked quarter, and has benefitted from the recent rise in market interest rates, coupled with accretion income from the leases acquired from Vantage Financial.
•We controlled our total non-interest expense, which came in at the low end of the range we provided in our guidance from last quarter.
•Our reported efficiency ratio improved to 58.8%. This is our lowest in many years.
•Our reported return on average assets improved to 1.4% for the second quarter and the first half of 2022.
◦Our pre-provision net revenue as a percent of total average assets improved to 1.8% annualized for the second quarter and 1.5% for the first half of 2022.
•Our reported return on average stockholders’ equity grew to 12.6% for the second quarter and was 12.0% for the first half of 2022.
•Our asset quality remained stable compared to the linked quarter and year-end.
There were some one-time items reported within our results for the second quarter, which included:
•Acquisition-related expenses totaling $602,000, which reduced diluted EPS by 2 cents; and
•The recognition of a death benefit of the cash surrender value of a bank owned life insurance policy, which added income of $248,000, or 1 cent, to diluted EPS;
Our allowance for credit losses decreased compared to the linked quarter-end, and we reported a $780,000 release of provision for credit losses, which added $0.02 to diluted EPS for the quarter. For the first half of 2022, the release of provision we reported added $0.21 to diluted EPS.
•Contributing to the provision reduction were changes in our loss drivers this quarter, coupled with a reduction in reserve for individually analyzed loans.
•Our allowance for credit losses comprised 1.1% of total loans at quarter-end, compared to 1.2% at March 31, 2022 and 1.4% at year-end.
•If we had a normalized provision for credit losses this quarter, it would have negatively impacted our diluted earnings per share by approximately 4 cents, still resulting in us beating consensus EPS estimates by 8 cents.
Moving onto our loan portfolio, our loan balances increased by nearly $41 million, or 4% annualized, compared to the linked quarter-end, excluding purchase accounting adjustments related to Vantage and PPP loans.
•We had a reduction of $27 million of loan balances due to PPP forgiveness during the quarter.
•The majority of the growth compared to the linked quarter end was in consumer indirect loans, which increased $38 million, or 29% annualized.
◦Our consumer indirect loans had the best quarter of production ever, as we booked over $100 million of new balances.
•At the same time, our lease balances were up $33 million, or 49% annualized, excluding purchase accounting adjustments.
•Premium finance loans also grew at an 18% annualized rate.
•During the quarter, we had reductions in our previously-acquired loan balances of $95 million, which included payoffs and normal amortization.
We continue to experience payoffs in our commercial portfolio, which is holding back growth from our strong, new loan originations.
We are optimistic about our commercial loan production during the fourth quarter; however, we do not anticipate significant growth in commercial loans for the third quarter due to expected payoffs.
These payoffs are driven by businesses being sold, commercial real estate going quicker to the permanent market, and our desire to maintain excellent credit results.
At the end of the second quarter, we only had $15 million in PPP loan balances remaining, which will be less impactful as we move through the remainder of 2022.

•We continue to have strong pipelines, and believe we can capitalize on these commercial loan opportunities in future quarters.
•With this in mind, we are projecting loan growth for the full year of 2022 of 4-6%.
From a credit quality perspective, we continue to have stable metrics compared to the linked quarter-end.
•Our nonaccrual loans declined by nearly $3 million, or 8%, compared to March 31, 2022.
•The portion of our loan portfolio considered “current” stood at 98.8%, and was stable compared to the linked quarter end and year-end.
•Our quarterly annualized net charge-off rate was 14 basis points for the second quarter, and was 15 basis points for the first half of 2022.
•Our criticized loans declined by nearly $9 million, or 5% compared to the linked quarter end, while our classified loans grew by almost $6 million, or 5%.
◦These fluctuations in criticized and classified loans were driven by several small relationships.
•Our loans 90+ days past due and accruing grew $2 million compared to the linked quarter, driven by leases and residential real estate loans.
◦However, our nonperforming assets as a percent of total assets declined 1 basis point to 0.64%.
Commitment to the communities where we do business is one of our top priorities.

•Our charitable foundation donated over $300,000 during the first half of 2022.
◦Since the launch of our foundation in 2003, we have contributed over $6 million to our communities.
•I mentioned on our last call that we will be delivering “120 Acts of Kindness” for our 120th anniversary this year.
◦Our teams have completed 72 acts of kindness so far, and are having a great time doing so.
◦We have received positive feedback from our communities and are proud of the difference our contributions can make.
I will now turn the call over to Katie for additional details around our financial performance.

Ms. Katie Bailey:
•Thank you, Chuck.
•Our net interest income grew 13% compared to the linked quarter and our net interest margin expanded 43 basis points.
•Our loan yields were positively impacted by accretion, which added 34 basis points, while the recent increase in market interest rates also positively impacted our loan yields compared to the linked quarter.
◦Most of the increased yields are tied to our variable products repricing, such as commercial loans and home equity lines of credit.
•Our deposit costs remain stable, and we continue to control these costs as closely as we can to remain competitive while responding to market forces.
•At the same time, our borrowings costs grew 57 basis points, and were largely driven by the acquired long-term borrowings from Vantage.
•For the quarter, PPP income only added 2 basis points to net interest margin.
•Accretion income (net of amortization expense) from acquisitions was $3.9 million compared to $2.7 million for the linked quarter, adding 25 basis points and 17 basis points, respectively, to margin.
•Our quarterly average cash balance continued to be inflated, but has declined by nearly half compared to the linked quarter.
•Our large cash balances reduced net interest margin by 9 basis points for the quarter.
Compared to the second quarter of 2021, net interest income grew 55%, and net interest margin expanded 39 basis points.
•The improvement has been driven by our acquisitions, core growth and the increases in market interest rates.
◦Loan yields expanded by 44 basis points, while lease yields came down due to the Vantage acquisition having lower rates than our North Star Leasing portfolio.
◦We continued to control our deposit costs, which decreased 15 basis points.
◦At the same time, our borrowing costs grew 82 basis points, and was driven by the acquired Vantage borrowings and the recent rise in interest rates.
For the first half of 2022, our net interest income and margin both grew and were up 54% and 27 basis points, respectively.

•We had a 34 basis point increase in loan yields, which was partially offset by higher borrowing costs.
Our reported efficiency ratio improved to 58.8% for the quarter, compared to 66.8% for the linked quarter and 68.6% for the prior year quarter.
When adjusted for non-core expenses, our efficiency ratio was 58.0%, an improvement compared to 64.8% for the linked quarter and 64.0% for the prior year quarter.
•For the first half of 2022, the adjusted efficiency ratio improved to 61.3% compared to 64.6% for 2021.
•Our fee-based income declined 2% compared to the linked quarter.
•This decrease was driven by the recognition of annual insurance performance-based commissions totaling $1.3 million in the first quarter of 2022.
•We had many improvements in fee-based income that partially offset the decline, including:
◦The one-time death benefit we recognized related to bank owned life insurance;
◦We also had growth of 3% in electronic banking income, while service charges on deposit accounts were up 4%, and swap fee income increased.
Compared to the prior year quarter, our fee-based income was up 21%.
•The biggest driver of the increase was higher deposit account service charges, which were up 74%, along with higher electronic banking income, which increased 23%.
◦We have had increased customer activity in recent periods, coupled with a higher number of accounts associated with the Premier acquisition.
•Our swap fee income more than tripled to $270,000 for the second quarter of 2022, as demand grew during the quarter compared to prior periods.
•Also included in other fee-based income is income associated with our leasing divisions, which contributed to the growth compared to the prior year quarter.
•At the same time, our insurance income grew 9% and was supplemented by our recent acquisitions.
For the first half of 2022, fee-based income grew 19% compared to the prior year.
•Nearly half of the increase was due to higher deposit account service charges, which were up 73%.
•The remainder of the increase was driven by growth of 28% in electronic banking income, 6% in trust and investment income, as well as higher swap fee and bank owned life insurance income.
◦As a note, we added $30 million to our bank owned life insurance policies during the second quarter, which will impact our run-rate of bank owned life insurance in future quarters.
As it relates to total non-interest expense, we experienced a 3% decline compared to the linked quarter. We are pleased to have come in slightly below our $50 to $52 million quarterly expense guidance from our last call.
•The majority of the decline was driven by lower acquisition-related expenses.
•We had declines in expenses associated with other loan expenses, net occupancy and equipment, FDIC insurance and marketing expenses.
Compared to the prior year quarter, our total non-interest expense grew 25%, and was up 30% for the first half of 2022 compared to 2021.
•These expense increases reflect the growth of our business through acquisitions, as we see increases across the board through our expense categories.
From a balance sheet perspective, our balance sheet has expanded by $2.2 billion, or 44%, compared to June 30, 2021.
•Our investments to total assets ratio has remained stable the last few quarters at 24%.
•After the recent acquisitions, our total loans to deposit ratio is 77%, compared to 80% at June 30, 2021.
•Total deposits declined $74 million, or 1%, compared to the linked quarter-end.
◦Most of the reductions were in CD’s and other higher-cost interest-bearing deposits, while our non-interest-bearing deposits only declined $5 million.
From a capital perspective, we had improvements in our regulatory capital ratios compared to the linked quarter-end. At June 30, 2022:
•Our common equity tier 1 capital ratio was 11.6%;
•Our total risk based capital ratio was 12.8%; and,
•Our leverage ratio was 8.4%.
At the same time, our tangible equity to tangible assets ratio continued to be impacted by higher unrealized losses on our available-for-sale investment portfolio, and was 6.60% at June 30, 2022.
•Our book value per share also declined to $27.81.
•Compared to March 31, 2022, the accumulated other comprehensive losses included in stockholders’ equity grew by $31 million, or 50%.

◦Our tangible book value, if you exclude the accumulated other comprehensive losses, grew at a 20% annualized rate compared to the linked quarter end.
•The current interest rate environment is driving the unrealized losses, and will continue to do so as market interest rates rise as projected in future quarters.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, Katie.
As we move into the second half of the year, we will continue to focus on growing our business, including our recent acquisitions.
•The Premier acquisition continues to provide opportunities for growth, and our teams are actively working with our clients to expand the products and services available to them.
◦During the quarter, we added two commercial bankers in the Washington, D.C. market, which will help us expand our presence and capabilities within that market area.
•We recently acquired Vantage, and expect to grow our leases at a higher rate relative to the size of our overall loan portfolio.
•We hope to gain additional referrals between lines of business on our recent insurance acquisition, giving those clients a more diversified product suite.
For the remainder of 2022, here are our current expectations:
•We expect loan growth of between 4-6%, excluding PPP loans;
•We continue to anticipate stabilization in credit costs, and believe that our annual gross charge-off rate, including leases, will likely return to a more historical level of between 20 to 30 basis points as a percent of balances for the second half of 2022;
•From a net interest income perspective, if we get 7 rate increases of 25 basis points, five of those being in the third quarter and the remainder in the fourth quarter, this would result in a benefit of approximately $3 million for the last half of the year.
◦This amount does not include the increase we expect from the prior rate hikes this year, which will also benefit the last six months of the year.
•Fee-based income growth is expected to be between 12% and 16% compared to 2021, which includes the impact of the acquisitions this year;
•We are maintaining our projected quarterly total non-interest expense guidance of between $50 and $52 million, which includes the cost of the Vantage and insurance acquisitions; and,
•We are still on track to have an efficiency ratio of below 60% for the full year of 2022.
We expect our earnings over the next two quarters to be similar to this quarter. While we have had recent releases in provision for credit losses, we do not anticipate this will be the reason we achieve similar earnings in the last two quarters of the year.
Given our share price and market conditions, we repurchased $6 million in shares during the second quarter of 2022. We will continue to evaluate our repurchase strategies in future quarters.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Question and Answer Session

Facilitator: We will now begin the question-and-answer session. (Facilitator Instructions).

Scott Siefers with Piper Sandler.

Scott Siefers: I was hoping we could walk through the fee guide and the delta there. It seems kind of a substantial down shift from -- I think you guys were saying 25% to 30% fee growth last quarter with the introduction of Vantage. So I just want to make sure what the sort of apples-to-apples comparison is if we’re thinking 12% to 16% growth there. And maybe just sort of the puts and takes -- in other words, what’s going better and/or worse than maybe we thought 90 days or so ago at this time?

Katie Bailey: Sure, Scott, and I’ll take this one. So it is all predominantly related to Vantage. And as we noted on the call last time, there is residual assets associated with that. And as we work through the purchase accounting for that, that is what is impacting fee income. So historically, they would have recognized gains on the sale of residuals, but with purchase accounting, we have to mark that to fair value at acquisition date, and therefore, are not getting the fee income. But we are seeing it through the accretion on the net interest income side. So it’s a geographical switch from fee income to accretion income that you’re seeing there. And otherwise, the guidance we’re providing now is consistent with what we would have provided prior to Vantage.

Scott Siefers: Okay. So basically, I guess the revenue contribution from Vantage should still be the same, but geographically, it’s going into NII versus fees. Is that a fair presumption?

Katie Bailey: That’s right, Scott.

Scott Siefers: Okay, perfect. And then so the 4% to 6% loan growth, that’s not a year-over-year expectation, is it? That’s simply from here on out, we would expect 4% to 6% sort of annualized growth rate. Is that a correct read?

Chuck Sulerzyski: Yes, it’s from December to December.

Scott Siefers: Okay. So basically, take the 4Q21 end-of-period loan number, add 4% to 6% on it, and that’s what we would be expecting total for the full year 22? Is it as simple as that?

Chuck Sulerzyski: Yes.

Scott Siefers: Okay, perfect. All right, good. Thank you very much.

Facilitator: Tim Switzer with KBW.

Tim Switzer: So the first one I had is also on loan growth. Just sort of with the economic uncertainty, I am curious on what you are hearing from your customers, particularly your commercial customers. Like is there business confidence? Has that -- are they a little bit more worried at all? Have you seen them slowing investment, spending or anything like that, or do you expect that to occur maybe later in the year just because of the Fed tightening?

Chuck Sulerzyski: At this point in time, we really do not see any business slowing; in fact, to the contrary, in Ohio, in particular, and 60% of our business is still based in Ohio, a little bit more than 60%. We see a lot of signs, real positive. You have heard about Intel, you saw Ford Motors investment, you saw the Chinese battery farm, and those are just big companies with big, big names, but there are dozens and dozens of efforts across the geography, manufacturing-related, bringing things back onshore. So I actually am very optimistic about the environment that we are in for several quarters.
And while you wanted to skew question towards commercial, consumer from everything that we see in terms of automobile lending and home equity lending, seems to be spending money big-time. So it may slow down, but I can’t tell you that we are seeing it or feeling it.

Tim Switzer: Okay. That’s good to hear. And it sounds like the paydowns are really limiting some of the net growth you are getting. Are you expecting that to moderate at all within your guidance over the next couple of quarters, or are you expecting that to remain pretty elevated from here?

Chuck Sulerzyski: I think you will see it elevated in the third quarter. I think we will return back to normal in the fourth quarter. That assumes that the deals that we know about happen in the timeframe that we anticipate. And they are not -- these are not competitive situations; there are people getting permanent financing on real estate, it’s companies being sold, and in some cases, we continue to improve the portfolio. We have had about a $50 million reduction in hotels, and we will always have our credit quality for growth.
And you can see what we did in terms of margin. We have the faster growth rates in the higher-margin products, and that allows us a lot of opportunity to continue to focus on credit quality and continue to focus on earnings growth.

Tim Switzer: Right. Okay. And since it’s a lot of people moving to permanent financing, it’s not like the higher-rate environment is going to really slow down the paydowns. It’s more just you kind of got to work through the loans you have in there right now?

Chuck Sulerzyski: Yes, I would agree with that.

Tim Switzer: Okay. And the last question I had was on the NIM. It’s helpful giving us what you are expecting from the coming rate hikes. But what’s the impact that you estimate from the rate hikes you’ve already had? Like what was in the Q2 NIM and what do you think is the expansion in Q3 from the more recent hikes?

Katie Bailey: Yes, I think there's a couple of factors that play in net interest margin from second quarter to third quarter. I think you are isolating just the rate benefit, and I think that could be 10 basis points to 15 basis points of what’s already been kind of captured in the rates that have been announced to date, as well as those that are forthcoming, or expected to be forthcoming. But I would also note that there is some [other items impacting] margin -- we noted 2 basis points of margin impact from PPP. So that’s dwindling and will continue to do so, but not having a major impact.
Accretion income, I would say, was a little elevated in the second quarter. It will come down a few basis points. Our historical guidance was somewhere in the 15 to 20 basis points a quarter and so I think we will continue to be in that range again. Second quarter was about 25 basis points.
And then we did note cash balances were still a little elevated in the second quarter. As we can deploy that, we will get some lift in margin there. So those are kind of the puts and takes in total. But to answer just your question on the rate hikes, somewhere between 10 to 15 basis points quarter-over-quarter.

Tim Switzer: Okay. You are saying there's 10 to 15 basis points for the Q2 impact, or that’s what you would expect in Q3 from the rate hikes we already have?

Katie Bailey: The lift from Q2 to Q3.

Tim Switzer: Okay, perfect. Thank you, guys.

Facilitator: Steve Moss with B. Riley Securities.

Gates Schwarzmann: This is Gates Schwarzmann, Steve’s associate. Happy to be talking with you guys. So the first question I have here is I'm curious on some updated thoughts on growth around the leasing business, now that you guys have fully integrated Vantage and Premier onto the platform. Could you walk us through some of the expectations there and maybe the expected origination yields?

Chuck Sulerzyski: With North Star Leasing, we are expecting yields in the 16% to 18% range, and the growth rates have been north of 20%. With Vantage, the yields are in the 11% to 13% range with similar type of growth rates.

Gates Schwarzmann: Got you. Thank you, that helps. So I guess my next question here is more so on the funding cost side of things. I have seen a lot of peers out there have been seeing deposit costs come in a little bit hotter, some higher deposit betas. I was curious, last quarter, you guys were modeling, call it 25%. I am curious, do you guys think that still persists here and just where are these funding costs rolling in these days?

Chuck Sulerzyski: Our deposits were 14 basis points in the first quarter and 14 basis points in the second quarter. I think what we said last time is that we expect our deposit cost to go up 25 basis points for each 1% increase. But I think that we will probably be able to -- that'll start, I'd say, the first point or two will probably be a little bit less than the 25 basis points.

Gates Schwarzmann: Got you. That’s very helpful. And then I guess on the purchase accounting accretion here in the NIM -- or sorry -- net income or interest income, I should say. I guess that, call it, $4 million that it was at last quarter, is that like a good run rate to think about it moving forward, or do you think that it decays a little bit from here?

Katie Bailey: No. I think it decays a little bit from here. I think second quarter was a little high. I think it will run somewhere around the $2 million, $2.5 million as opposed to the $4 million. I would say, $2.5 million is probably a good run rate for the remainder of this year.

Gates Schwarzmann: Awesome, very helpful. Thank you, guys.

Facilitator: (Facilitator Instructions). Terry McEvoy with Stephens.

Terry McEvoy: Maybe a question -- could you just talk about pricing competition within the indirect consumer business, and whether you are seeing any loosening of credit standards there?

Chuck Sulerzyski: We are not seeing any loosening of credit standards. In fact, I am pleased and lucky to be able to tell you that our average score last quarter in terms of production was 753, which is the highest that we have ever had. I think we are seeing some retraction on part of some of our competitors. We are also benefiting from the expansion of our geography through the acquisition. So we feel good about what’s happening in indirect. We feel good about the delinquency rates, just the overall performance. So we are pretty happy.

Terry McEvoy: I apologize, I was a few minutes late for the call. Could you maybe comment on those several commercial relationships that led to the higher classified loans?

Chuck Sulerzyski: It's just -- it really isn’t that much -- it isn’t really that meaningful; it was just a handful of small deals, nothing outstanding.

Terry McEvoy: And then one last question. I hate to go back to the accretion question. But if the residual gains on Vantage go to zero, that all flows through the accretion line? And maybe asked another way, what amount of the accretion this last quarter came directly from Vantage?

Katie Bailey: Just a moment. It was about half of the accretion that we had for the quarter would have been related to the Vantage transaction.

Terry McEvoy: And the step-down in the third quarter, what piece is that coming from, Vantage or other?

Katie Bailey: It’s coming largely from other.

Terry McEvoy: Okay. That’s what I thought. Okay. Sorry to ask, but just wanted to have some clarity there. I appreciate it. Thank you both.

Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?

Mr. Sulerzyski:

Yes. I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relationship section. Thank you for your time, and have a great day.

Facilitator:

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect. Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.
Thank you for your time and have a great day.